Exhibit 99

Snap-on Announces First Quarter 2020 Results

Diluted EPS of $2.49 for the first quarter of 2020;
Excluding restructuring charges, diluted EPS of $2.60, as adjusted
Global economic uncertainty causes lower year-over-year sales and earnings

KENOSHA, Wis.--(BUSINESS WIRE)--April 21, 2020--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced operating results for the first quarter of 2020.

  Net sales of $852.2 million in the first quarter of 2020 compared to $921.7 million in 2019, reflecting a $62.7 million, or 6.9%, organic sales decline and $10.3 million of unfavorable foreign currency translation, partially offset by $3.5 million of acquisition-related sales. The lower sales volume primarily reflects the impact of economic uncertainty associated with the COVID-19 pandemic.
  Operating earnings before financial services for the quarter of $138.9 million, or 16.3% of sales, including $7.5 million of exit and disposal costs (“restructuring charges”), primarily related to actions in Europe, and $3.3 million of unfavorable foreign currency effects, compared to $187.4 million, or 20.3% of sales last year. In 2019, operating earnings before financial services included an $11.6 million benefit from a legal settlement (the “legal settlement”). Excluding the restructuring charges in the first quarter of 2020 and the legal settlement in 2019, operating earnings before financial services, as adjusted, of $146.4 million decreased $29.4 million, or 16.7%, from $175.8 million in 2019. As a percentages of sales, operating earnings before financial services, as adjusted, of 17.2% compared to 19.1% last year.
  Financial services revenue in the quarter of $85.9 million increased $0.3 million from 2019 levels; financial services operating earnings of $56.9 million compared to $62.1 million last year. Under the recently adopted credit loss standard, financial services operating earnings in 2020 include $2.6 million of higher credit reserve requirements as a result of global economic uncertainty.
  Consolidated operating earnings for the quarter of $195.8 million, including $7.5 million of restructuring charges, $2.6 million of higher credit reserve requirements and $3.5 million of unfavorable currency effects, compared to $249.5 million last year, which included an $11.6 million benefit from the legal settlement. As a percentage of revenues (net sales plus financial services revenue), consolidated operating earnings were 20.9% and 24.8% in the first quarters of 2020 and 2019, respectively. Excluding the restructuring charges in 2020 and the legal settlement in 2019, consolidated operating earnings, as adjusted, of $203.3 million decreased $34.6 million, or 14.5%, from $237.9 million in 2019. As a percentage of revenues, consolidated operating earnings, as adjusted, of 21.7% compared to 23.6% last year.
  The first quarter effective income tax rate was 24.2% in 2020 and 24.3% in 2019. The effective income tax rates in both periods were increased by 10 basis points, from the restructuring charges in 2020 and the legal settlement in 2019.
  Reported net earnings in the first quarter of 2020 of $137.2 million, or $2.49 per diluted share, compared to $177.9 million, or $3.16 per diluted share, a year ago. Excluding the restructuring charges in 2020 and the legal settlement in 2019, net earnings, as adjusted, were $143.2 million, or $2.60 per diluted share, in 2020, and $169.2 million, or $3.01 per diluted share, last year.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales and measures, as adjusted, excluding restructuring charges in 2020 and the legal settlement in 2019.

At the beginning of fiscal 2020, Snap-on adopted ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), which required the measurement of expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The adoption did not have a significant impact on the company’s consolidated financial statements. Among the changes, the adoption resulted in an increase in the allowance for credit losses in the Condensed Consolidated Balance Sheets of $8.1 million, but did not have any impact on the Condensed Consolidated Statements of Earnings.

“As a result of the global impact of COVID-19, particularly near the end of the period, the worsening economic conditions impacted our sales and earnings during the first quarter,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “During these challenging times, as we prioritize the health and safety of our associates, franchisees, customers, and communities, we continue to support essential activities and serve serious professionals engaged in performing the critical tasks that underpin and advance our society. Furthermore, we will continue to utilize our Snap-on Value Creation Processes, as we believe these principles will help guide us through an uncertain future in a rapidly changing environment, as they have in the past. Again this quarter, but especially in this time of turbulence, I want to extend my thanks to our franchisees and associates worldwide for their significant contributions, unfailing dedication, and extraordinary resilience.”

Impact of COVID-19

The challenges posed by the COVID-19 pandemic on the global economy increased significantly as the first quarter progressed, impacting Snap-on’s sales volumes in most geographies and across a variety of customers, including those in automotive repair. In addition, under the recently adopted ASU No. 2016-13, the impact of economic uncertainty caused by COVID-19 led to an increase of $2.6 million in the company’s credit reserve requirements for its financial services portfolio. COVID-19 has caused disruption and volatility in the global capital markets, and has authored an economic slowdown. In response to COVID-19, national and local governments around the world have instituted certain measures, including travel bans, prohibitions on group events and gatherings, shutdowns of certain businesses, curfews, shelter-in-place orders and recommendations to practice social distancing. Although the company’s operations have been deemed essential and Snap-on is following the COVID-19 guidelines from the Centers for Disease Control (CDC) concerning the health and safety of the company’s personnel, these measures have resulted in attenuating activity, and in some cases, required temporary closures of certain facilities, among other impacts. The duration of these measures is unknown, may be extended and additional measures may be imposed.

Segment Results

Commercial & Industrial Group segment net sales of $299.9 million in the quarter compared to $322.5 million last year, reflecting an $18.0 million, or 5.7%, organic sales decline and $5.3 million of unfavorable foreign currency translation, partially offset by $0.7 million of acquisition-related sales. The organic decrease primarily reflects lower sales in the segment’s Asia Pacific operations and European-based hand tools business, partially offset by higher sales in the segment’s power tools operations.

Operating earnings of $31.5 million in the period, including $4.4 million of restructuring costs and $1.2 million of unfavorable foreign currency effects, compared to $46.5 million in 2019, while the operating margin (operating earnings as a percentage of segment net sales) of 10.5%, including 150 basis points (100 basis points “bps” equals 1.0 percent) of costs from restructuring actions and 20 bps of unfavorable foreign currency effects, compared to 14.4% a year ago.

Snap-on Tools Group segment net sales of $375.9 million in the quarter compared to $410.2 million last year, reflecting a $31.8 million, or 7.8%, organic sales decline and $2.5 million of unfavorable foreign currency translation. The organic sales decrease includes lower sales in both the U.S. and international franchise operations.

Operating earnings of $48.6 million in the period, including $1.4 million of unfavorable foreign currency effects, compared to $67.2 million in 2019, while the operating margin of 12.9%, including 30 bps of unfavorable foreign currency effects, compared to 16.4% a year ago.

Repair Systems & Information Group segment net sales of $314.6 million in the quarter compared to $327.9 million last year, reflecting a $12.9 million, or 4.0%, organic sales decrease and $3.2 million of unfavorable foreign currency translation, partially offset by $2.8 million of acquisition-related sales. The organic decline includes decreased sales to OEM dealerships and lower sales of undercar equipment, partially offset by increased sales of diagnostic and repair information products to independent repair shop owners and managers.

Operating earnings of $77.3 million in the period, including $3.1 million of restructuring costs and $0.7 million of unfavorable foreign currency effects, decreased $6.3 million from 2019 levels, and the operating margin of 24.6%, including 100 bps of costs from restructuring actions, compared to 25.5% last year.

Financial Services operating earnings of $56.9 million on revenue of $85.9 million in the quarter compared to operating earnings of $62.1 million on revenue of $85.6 million a year ago. In the first quarter of 2020, financial services operating earnings include $2.6 million of higher provisions for credit losses related to the impact of economic uncertainty associated with COVID-19. Originations of $255.6 million in the first quarter increased $3.1 million, or 1.2%, from 2019 levels.

Corporate expenses of $18.5 million in the quarter compared to $9.9 million last year, which included an $11.6 million benefit from the legal settlement.

Outlook

COVID-19 has spread across the globe during 2020 and is impacting economic activity worldwide. In the near term, Snap-on anticipates no improvement in the macroeconomic environment and, as a result, expects sales and credit originations in the second quarter of 2020 to be down year over year. Snap-on does not, as a general practice, furnish quarterly sales or earnings projections. However, in light of actions imposed by national and local governments to contain the spread of COVID-19, the company believes that its second quarter 2020 sales and earnings will be lower than reported second quarter 2019 amounts.

Snap-on is responding to the global macroeconomic challenges by deepening its Rapid Continuous Improvement (RCI), sourcing and other cost reduction initiatives. Snap-on recorded $7.5 million of costs related to restructuring actions, primarily in Europe, in the first quarter of 2020. Snap-on will continue to manage its cash flows and balance its capital allocation priorities, including investments and the need for further cost reduction actions; the current economic uncertainty makes it difficult to presently predict this balance as the company continually adjusts to the changing business environment. Snap-on expects that capital expenditures in 2020 will be in a range of $70 million to $80 million, of which $17.2 million was incurred in the first quarter.

Despite near term uncertainty, Snap-on expects to maintain focus on its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high.

Snap-on currently anticipates that its full year 2020 effective income tax rate will be in the range of 23% to 25%.

Conference Call and Webcast on April 21, 2020, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Tuesday, April 21, 2020, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this document to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, customer base and geographic expansion, new product development and/or pricing, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. The company’s organic sales disclosures also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in our businesses and facilitates comparisons of our sales performance with prior periods.

For the first quarter of 2020, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of $7.5 million of restructuring charges ($6.0 million after tax) for exit and disposal activities.

For the first quarter of 2019, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of an $11.6 million benefit ($8.7 million after tax) from the legal settlement.

Management believes that these are unusual events and therefore the non-GAAP financial measures adjusted to exclude them provide more meaningful year-over-year comparisons of the company’s 2020 operating performance. For a reconciliation of the adjusted metrics, see “Reconciliation of Non-GAAP Financial Measures” below.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as for customers in industries, including aviation and aerospace, agriculture, construction, government and military, mining, natural resources, power generation and technical education. Snap-on also derives income from various financing programs to facilitate the sales of its products and support its franchise business. Products and services are sold through the company’s franchisee, company-direct, distributor and internet channels. Founded in 1920, Snap-on is a $3.7 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 28, 2019 and any Quarterly Reports on Form 10-Q, which all are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED Condensed Consolidated Statements of Earnings (Amounts in millions, except per share data) (unaudited)

	Three Months Ended
	March 28,	March 30,
	2020	2019

Net sales	$852.2	$921.7
Cost of goods sold	(430.6)	(450.1)
Gross profit	421.6	471.6
Operating expenses	(282.7)	(284.2)
Operating earnings before financial services	138.9	187.4

Financial services revenue	85.9	85.6
Financial services expenses	(29.0)	(23.5)
Operating earnings from financial services	56.9	62.1

Operating earnings	195.8	249.5
Interest expense	(11.4)	(12.5)
Other income (expense) – net	1.5	1.5
Earnings before income taxes and equity earnings	185.9	238.5
Income tax expense	(43.9)	(56.9)
Earnings before equity earnings	142.0	181.6
Equity earnings, net of tax	—	0.5
Net earnings	142.0	182.1
Net earnings attributable to noncontrolling interests	(4.8)	(4.2)
Net earnings attributable to Snap-on Inc.	$137.2	$177.9

Net earnings per share attributable to Snap-on Inc.:
Basic	$2.52	$3.21
Diluted	2.49	3.16

Weighted-average shares outstanding:
Basic	54.5	55.5
Effect of dilutive securities	0.5	0.8
Diluted	55.0	56.3

SNAP-ON INCORPORATED Supplemental Segment Information (Amounts in millions) (unaudited)

	Three Months Ended
	March 28,	March 30,
	2020	2019
Net sales:
Commercial & Industrial Group	$299.9	$322.5
Snap-on Tools Group	375.9	410.2
Repair Systems & Information Group	314.6	327.9
Segment net sales	990.4	1,060.6
Intersegment eliminations	(138.2)	(138.9)
Total net sales	852.2	921.7
Financial Services revenue	85.9	85.6
Total revenues	$938.1	$1,007.3

Operating earnings:
Commercial & Industrial Group	$31.5	$46.5
Snap-on Tools Group	48.6	67.2
Repair Systems & Information Group	77.3	83.6
Financial Services	56.9	62.1
Segment operating earnings	214.3	259.4
Corporate	(18.5)	(9.9)
Operating earnings	195.8	249.5
Interest expense	(11.4)	(12.5)
Other income (expense) – net	1.5	1.5
Earnings before income taxes and equity earnings	$185.9	$238.5

SNAP-ON INCORPORATED Condensed Consolidated Balance Sheets (Amounts in millions) (unaudited)

	March 28,	December 28,
	2020	2019
Assets
Cash and cash equivalents	$185.8	$184.5
Trade and other accounts receivable – net	635.2	694.6
Finance receivables – net	514.3	530.1
Contract receivables – net	92.2	100.7
Inventories – net	757.4	760.4
Prepaid expenses and other assets	118.2	110.2
Total current assets	2,303.1	2,380.5

Property and equipment – net	508.3	521.5
Operating lease right-of-use assets	51.3	55.6
Deferred income tax assets	53.3	52.3
Long-term finance receivables – net	1,101.9	1,103.5
Long-term contract receivables – net	355.4	360.1
Goodwill	898.2	913.8
Other intangibles – net	234.3	243.9
Other assets	58.5	62.3
Total assets	$5,564.3	$5,693.5

Liabilities and Equity
Notes payable	$160.1	$202.9
Accounts payable	193.7	198.5
Accrued benefits	55.0	53.3
Accrued compensation	51.3	53.9
Franchisee deposits	64.8	68.2
Other accrued liabilities	397.0	370.8
Total current liabilities	921.9	947.6

Long-term debt	948.2	946.9
Deferred income tax liabilities	66.3	69.3
Retiree health care benefits	32.9	33.6
Pension liabilities	113.2	122.1
Operating lease liabilities	34.7	37.5
Other long-term liabilities	93.7	105.7
Total liabilities	2,210.9	2,262.7

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.4	67.4
Additional paid-in capital	378.4	379.1
Retained earnings	4,852.0	4,779.7
Accumulated other comprehensive loss	(609.9)	(507.9)
Treasury stock at cost	(1,356.6)	(1,309.2)
Total shareholders' equity attributable to Snap-on Inc.	3,331.3	3,409.1
Noncontrolling interests	22.1	21.7
Total equity	3,353.4	3,430.8
Total liabilities and equity	$5,564.3	$5,693.5

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Three Months Ended
	March 28,	March 30,
	2020	2019
Operating activities:
Net earnings	$142.0	$182.1
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	18.1	17.2
Amortization of other intangibles	5.7	5.4
Provision for losses on finance receivables	16.3	12.5
Provision for losses on non-finance receivables	5.0	5.0
Stock-based compensation expense	1.1	7.3
Deferred income tax (benefit) provision	(3.6)	5.4
Loss on sales of assets	0.1	0.3
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	34.3	14.8
Contract receivables	1.2	6.1
Inventories	(23.8)	(33.2)
Prepaid and other assets	3.2	(19.7)
Accounts payable	1.9	1.8
Accruals and other liabilities	11.9	(3.7)
Net cash provided by operating activities	213.4	201.3

Investing activities:
Additions to finance receivables	(212.8)	(210.5)
Collections of finance receivables	190.7	191.9
Capital expenditures	(17.2)	(20.2)
Acquisitions of businesses, net of cash acquired	(6.1)	(1.3)
Disposals of property and equipment	—	0.2
Other	(4.4)	1.2
Net cash used by investing activities	(49.8)	(38.7)

Financing activities:
Net decrease in other short-term borrowings	(41.9)	(43.8)
Cash dividends paid	(59.0)	(52.8)
Purchases of treasury stock	(50.5)	(47.4)
Proceeds from stock purchase and option plans	1.5	4.8
Other	(7.2)	(8.4)
Net cash used by financing activities	(157.1)	(147.6)

Effect of exchange rate changes on cash and cash equivalents	(5.2)	0.5
Increase in cash and cash equivalents	1.3	15.5

Cash and cash equivalents at beginning of year	184.5	140.9
Cash and cash equivalents at end of period	$185.8	$156.4

Supplemental cash flow disclosures:
Cash paid for interest	$(20.7)	$(21.6)
Net cash paid for income taxes	(15.1)	(18.4)

Non-GAAP Supplemental Data

The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and "Financial Services" businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses were eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	March 28,	March 30,	March 28,	March 30,
	2020	2019	2020	2019

Net sales	$852.2	$921.7	$—	$—
Cost of goods sold	(430.6)	(450.1)	—	—
Gross profit	421.6	471.6	—	—
Operating expenses	(282.7)	(284.2)	—	—
Operating earnings before financial services	138.9	187.4	—	—

Financial services revenue	—	—	85.9	85.6
Financial services expenses	—	—	(29.0)	(23.5)
Operating earnings from financial services	—	—	56.9	62.1

Operating earnings	138.9	187.4	56.9	62.1
Interest expense	(11.3)	(12.5)	(0.1)	—
Intersegment interest income (expense) – net	18.1	17.7	(18.1)	(17.7)
Other income (expense) – net	1.5	1.5	—	—
Earnings before income taxes and equity earnings	147.2	194.1	38.7	44.4
Income tax expense	(33.8)	(45.4)	(10.1)	(11.5)
Earnings before equity earnings	113.4	148.7	28.6	32.9
Financial services – net earnings attributable to Snap-on	28.6	32.9	—	—
Equity earnings, net of tax	—	0.5	—	—
Net earnings	142.0	182.1	28.6	32.9
Net earnings attributable to noncontrolling interests	(4.8)	(4.2)	—	—
Net earnings attributable to Snap-on	$137.2	$177.9	$28.6	$32.9

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets (Amounts in millions) (unaudited)

	Operations*		Financial Services
	March 28,	December 28,	March 28,	December 28,
	2020	2019	2020	2019
Assets
Cash and cash equivalents	$185.6	$184.4	$0.2	$0.1
Intersegment receivables	11.3	14.2	—	—
Trade and other accounts receivable – net	634.3	693.5	0.9	1.1
Finance receivables – net	—	—	514.3	530.1
Contract receivables – net	6.4	6.8	85.8	93.9
Inventories – net	757.4	760.4	—	—
Prepaid expenses and other assets	118.6	111.8	8.3	7.0
Total current assets	1,713.6	1,771.1	609.5	632.2

Property and equipment – net	506.7	519.8	1.6	1.7
Operating lease right-of-use assets	48.7	52.9	2.6	2.7
Investment in Financial Services	335.1	340.5	—	—
Deferred income tax assets	32.8	32.7	20.5	19.6
Intersegment long-term notes receivable	727.4	755.5	—	—
Long-term finance receivables – net	—	—	1,101.9	1,103.5
Long-term contract receivables – net	15.8	16.0	339.6	344.1
Goodwill	898.2	913.8	—	—
Other intangibles – net	234.3	243.9	—	—
Other assets	69.7	73.0	0.3	0.2
Total assets	$4,582.3	$4,719.2	$2,076.0	$2,104.0

Liabilities and Equity
Notes payable	$160.1	$202.9	$—	$—
Accounts payable	192.2	197.3	1.5	1.2
Intersegment payables	—	—	11.3	14.2
Accrued benefits	55.0	53.2	—	0.1
Accrued compensation	50.0	52.2	1.3	1.7
Franchisee deposits	64.8	68.2	—	—
Other accrued liabilities	372.8	353.7	32.9	25.7
Total current liabilities	894.9	927.5	47.0	42.9

Long-term debt and intersegment long-term debt	—	—	1,675.6	1,702.4
Deferred income tax liabilities	66.3	69.3	—	—
Retiree health care benefits	32.9	33.6	—	—
Pension liabilities	113.2	122.1	—	—
Operating lease liabilities	31.8	34.5	2.9	3.0
Other long-term liabilities	89.8	101.4	15.4	15.2
Total liabilities	1,228.9	1,288.4	1,740.9	1,763.5

Total shareholders' equity attributable to Snap-on	3,331.3	3,409.1	335.1	340.5
Noncontrolling interests	22.1	21.7	—	—
Total equity	3,353.4	3,430.8	335.1	340.5
Total liabilities and equity	$4,582.3	$4,719.2	$2,076.0	$2,104.0

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED Reconciliation of Non-GAAP Financial Measures (Amounts in millions, except per share data) (unaudited)

	Three Months Ended
	March 28,	March 30,
	2020	2019
AS REPORTED

Charges associated with exit and disposal activities ("restructuring charges")
Pre-tax restructuring charges	$(7.5)	$—
Income tax benefits	1.5	—
Restructuring charges, after tax	$(6.0)	$—

Weighted-average shares outstanding - diluted	55.0	56.3

Diluted EPS - restructuring charges	$(0.11)	$—

Benefit related to the settlement of a litigation matter ("legal settlement")
Pre-tax legal settlement	$—	$11.6
Income tax expense	—	(2.9)
Legal settlement, after tax	$—	$8.7

Weighted-average shares outstanding - diluted	55.0	56.3

Diluted EPS - legal settlement	$—	$0.15

ADJUSTED INFORMATION - NON-GAAP

1) Operating earnings before financial services
As reported	$138.9	$187.4
Restructuring charges	7.5	—
Legal settlement	—	(11.6)
As adjusted	$146.4	$175.8

Operating earnings before financial services as a percentage of sales
As reported	16.3%	20.3%
As adjusted	17.2%	19.1%

2) Operating earnings
As reported	$195.8	$249.5
Restructuring charges	7.5	—
Legal settlement	—	(11.6)
As adjusted	$203.3	$237.9

Operating earnings as a percentage of revenue
As reported	20.9%	24.8%
As adjusted	21.7%	23.6%

SNAP-ON INCORPORATED Reconciliation of Non-GAAP Financial Measures (continued) (Amounts in millions, except per share data) (unaudited)

	Three Months Ended
	March 28,	March 30,
	2020	2019
ADJUSTED INFORMATION - NON-GAAP (continued)

3) Net earnings attributable to Snap-on Incorporated
As reported	$137.2	$177.9
Restructuring charges, after tax	6.0	—
Legal settlement, after tax	—	(8.7)
As adjusted	$143.2	$169.2

4) Diluted EPS
As reported	$2.49	$3.16
Restructuring charges, after tax	0.11	—
Legal settlement, after tax	—	(0.15)
As adjusted	$2.60	$3.01

5) Effective tax rate
As reported	24.2%	24.3%
Restructuring charges	(0.1)%	—%
Legal settlement	—%	(0.1)%
As adjusted	24.1%	24.2%

Contacts

Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793